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                                                                   Exhibit 2.9



                                 FIRST AMENDMENT
                                       TO
                         AGREEMENT OF PURCHASE AND SALE



        This First Amendment to Agreement of Purchase and Sale ("Amendment") is entered into effective as of May 1, 1998 by and among ALPHA MICROSYSTEMS, a California corporation ("Buyer"), and M&J TECHNOLOGIES, a Florida corporation ("Seller"), with reference to the following facts:

        A. Buyer and Seller entered into that certain Agreement of Purchase and Sale on the 19th day of February, 1998 (the "Agreement").

        B. Buyer has subsequently purchased certain assets of American Computer Enhancements, Inc. ("ACE"), including its customer list (the "ACE Customer List").

        C. The parties desire to amend the Agreement as set forth herein.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1. All terms defined in the Agreement shall have the same meanings when used herein.

        2. Buyer may, in its sole and absolute discretion, license the ACE Customer List to Seller for the sole purpose of enabling Seller to (i) solicit hardware maintenance contracts on Buyer's behalf; and (ii) sell hardware products. Seller agrees, as a condition to such license, that it will not (i) provide hardware maintenance services, whether on a time and materials basis or contract basis or otherwise, to any customer on the ACE Customer List; (ii) refer any customer on the ACE Customer List to any service provider other than Buyer; or (iii) disclose the ACE Customer List to any other person or entity. Buyer's license to Seller of the ACE Customer List shall be effective upon the delivery of the ACE Customer List to Seller.

        3. To the extent as a result of the efforts of Seller, Buyer enters into any agreements with a customer on the ACE Customer List to provide hardware maintenance service on a fixed fee basis for a fixed period of time, such agreement shall be deemed to be a "Transferred Service Contract" for the purposes of calculating Post Closing Actual Monthly Contract Revenue pursuant to
Section 2.04(e) of the Agreement.]

        4. Except as set forth herein, the Agreement remains in full force and effect.



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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

                                            ALPHA MICROSYSTEMS,
                                            a California corporation


                                            By:
                                                -----------------------------
                                                   Its:
                                                        ---------------------

                                            M&J TECHNOLOGIES,
                                            a Florida corporation


                                            By:
                                                -----------------------------
                                                   Its:
                                                        ---------------------